Exhibit 99.1

FOR IMMEDIATE RELEASE

Mac-Gray Corporation Announces Certified Annual Meeting Results

WALTHAM, MA, May 18, 2009 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced the certified results of its 2009 Annual Meeting of Stockholders, which were identical to the preliminary results the Company commented on late last week.  According to the final vote results, which were certified by the independent inspector of elections, IVS Associates, stockholders re-elected incumbent director Christopher T. Jenny and elected dissident nominee Bruce C. Ginsberg.

The final tally of FOR votes cast in the election of directors were as follows:

Nominee:	Votes For:
Christopher T. Jenny	7,294,268
Bruce C. Ginsberg	5,951,044
Stewart G. MacDonald, Jr.	5,898,887
Scott W. Clark	4,519,789

Stockholders approved the 2009 Mac-Gray Corporation Stock Option and Incentive Plan with vote totals of 10,461,411 in favor, 328,452 against and 980,936 abstained.  Stockholders also approved the non-binding proposal to implement a majority voting standard for uncontested director elections with vote totals of 8,475,483 in favor, 3,434,017 against and 653 abstained.  The non-binding proposal to declassify the Company’s Board of Directors was not passed by stockholders with vote totals of 6,234,263 against, 5,675,212 in favor and 678 abstained.

The independent inspector of elections denied a request to include proxies that were received after the closing of the polls at the Annual Meeting of Stockholders.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 80,000 laundry rooms located in 43 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division. This division also includes Mac-Gray’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing innovative Safe Plug circuitry. MicroFridge® and Maytag products bear the ENERGY STAR® designation. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Contacts:
Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com